Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports,” “General Information – Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated July 29, 2022, and each included in this Post-Effective Amendment No. 291 to the Registration Statement (Form N-1A, File No. 2-29901) of AB Cap Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 27, 2022, with respect to the financial statements and financial highlights of AB Emerging Markets Multi-Asset Portfolio (one of the portfolios constituting AB Cap Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 29, 2022